Exhibit 99.01

Press Release
www.shire.com

Notice of Redemption of U.S.$1,100,000,000 2.75 per cent. Convertible Bonds due 2014

November 26, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that, in accordance with the terms and conditions (the “Conditions”) of its U.S.$1,100,000,000 2.75 per cent. convertible bonds due 2014 (ISIN – XS0299687482) (the “Bonds”), the Company has exercised its option under Condition 6(b) to redeem all outstanding Bonds on December 27, 2013 (being the Optional Redemption Date referred to in Condition 6(c)) at par together with interest accrued to that date.  The Company is entitled to exercise this option under Condition 6(b)(i) as a result of the Aggregate Value having exceeded U.S.$130,000 on each of the 20 dealing days up to and including November 20, 2013.  An Optional Redemption Notice is today being sent to all Bondholders.

As an alternative to the redemption of the Bonds, each Bondholder may exercise its Conversion Rights in accordance with Condition 5(h).  The last day on which Conversion Rights may be exercised by Bondholders is December 13, 2013.  The Conversion Period shall end on that date.

As at today’s date, the Conversion Price is U.S.$32.51 per Ordinary Share.

On November 25, 2013, being the latest practicable date prior to the date of this announcement, the aggregate principal amount of Bonds outstanding was U.S.$1,075,070,000 and the closing price of the Ordinary Shares, as derived from the London Stock Exchange, was £28.36.

If all Bondholders exercise their Conversion Rights in respect of all outstanding Bonds, the maximum number of new Ordinary Shares that would be issued in connection with the conversion would be 33,068,902 (representing 5.87 per cent. of the current issued share capital of the Company).

In accordance with LR 9.6.1 a copy of Optional Redemption Notice sent to all Bondholders today has been submitted to the National Storage Mechanism and will be available for viewing shortly at: www.morningstar.co.uk/uk/nsm.

A copy of the Optional Redemption Notice is also available on the Company’s website www.shire.com.

Words and expressions defined in the Conditions have the same meaning herein.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX